UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 12, 2009

LYONDELL CHEMICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-10145	95-4160558
(Commission File Number)	(I.R.S. Employer Identification No.)

1221 McKinney Street, Suite 700, Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 652-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.05 Costs Associated with Exit or Disposal Activities

On February 12, 2009, Lyondell Chemical Company (the “Company”) and its affiliates which are debtors and debtors-in-possession in jointly administered Chapter 11 cases filed a motion in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking authorization for the (i) long-term idling of a chemical production facility located in Alvin, Texas (the “Chocolate Bayou Facility”); (ii) rationalization of the workforce at the facility; and (iii) rejection of certain executory contracts and unexpired leases related to the facility. A hearing to consider the motion has been scheduled for February 25, 2009.

The governing body of Equistar Chemicals, LP, an indirect wholly owned subsidiary of the Company, made the determination, subject to Bankruptcy Court approval, to idle the Chocolate Bayou Facility (which had previously been temporarily idled) on a long-term basis in response to continued worsening of market and economic conditions and the determination that, based on current projections, the operation of the facility is not required to meet their customers’ needs. The plant has been out of service since December 2008 and the Company intends to assess its alternatives for the ultimate disposition of these assets.

On February 12, 2009, the Company issued a press release with respect to the foregoing, a copy of which is included as Exhibit 99.1 hereto.

Item 8.01 Other Events

On February 17, 2009, LyondellBasell Industries AF S.C.A., the indirect parent of the Company, did not make the scheduled payment of interest in respect of its 8 3/8% Senior Notes due 2015 (the “2015 Notes”). The Indenture governing the 2015 Notes provides for a 30 day grace period for the payment of interest.

Item 9.01 Exhibits

99.1    Press Release dated February 12, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYONDELL CHEMICAL COMPANY

By:	/s/ Gerald A. O’Brien
Name:	Gerald A. O’Brien
Title:	Vice President, Deputy General Counsel and Secretary

Date: February 17, 2009